Exhibit 19
Core Natural Resources, Inc.
Insider Trading Compliance Policy
Effective as of January 14, 2025
Core Natural Resources, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
Persons Covered
You must comply with this policy if you are:
•a director, officer or employee;
•an entity controlled by a director, officer or employee; or
•a contractor, consultant, or other person designated by the Company.
Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy.
Policy Statement
Unless otherwise permitted by this policy, you must not:
•purchase, sell, gift or otherwise transfer any security of the Company while you possess material nonpublic information about the Company;
•purchase, sell, gift or otherwise transfer any security of any other company, while you possess material nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
•directly or indirectly communicate material nonpublic information to anyone outside the Company; or
•directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.
For this purpose:
•securities includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
•purchase includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
•sale includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
•material means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and

•nonpublic means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.
To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask the Company’s Chief Legal Officer (the “Compliance Officer”).
Quarterly Blackout Periods
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy. The list of designated persons will include the Company’s directors and executive officers and certain employees that have regular access to material nonpublic information regarding the Company’s quarterly financial results.
The quarterly blackout period:
•begins after the close of trading on the last day of each fiscal quarter; and
•ends after completion of one full trading day after the earnings release for that quarter.
Additional Blackout Periods
From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period will be notified by the Compliance Officer and must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.
Pre-Clearance of Transactions
The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must pre-clear each transaction in any security of the Company. The list of designated persons will include the Company’s directors and executive officers and certain employees that have regular access to material nonpublic information regarding the Company’s quarterly financial results.
To submit a pre-clearance request, you must follow the procedures established by the Compliance Officer.
Pre-clearance approval:
•must be requested at least two business days in advance of the proposed transaction;
•may be granted or withheld in the sole discretion of the Compliance Officer (or the Chief Executive Officer for transactions by the Compliance Officer);
•remains subject to your independent obligation to confirm that you do not possess material nonpublic information at the time of your transaction;
•will not constitute legal advice that a proposed transaction complies with applicable law;
•will not result in liability to the Company or any other person if delayed or withheld; and
•is not required for transactions under a previously approved Rule 10b5-1 plan.

Exempt Transactions
This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:
•transactions directly with the Company;
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to pre-clearance;
•transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units); or
•transactions under a pre-cleared Rule 10b5-1 plan.
Trading Plans
The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1 and has been approved by the Compliance Officer (or the Chief Executive Officer for trading plans entered into by the Compliance Officer).
A trading plan may be modified outside of a blackout period when you do not possess material nonpublic information. Modifications to and terminations of a trading plan must be pre-approved by the Compliance Officer (or the Chief Executive Officer for modifications or terminations by the Compliance Officer).
Prohibited Transactions
You may not engage in:
•short sales (i.e., sales of shares that you do not own at the time of sale);
•options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
•hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
•pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.
Post-Termination Transactions
If you possess material nonpublic information when your employment by or service to the Company terminates, the restrictions set forth in “Policy Statement” above continue to apply until that information has become public or is no longer material.
Policy Administration
The Compliance Officer has authority to interpret and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The Chief Executive Officer will administer the policy as it applies to any trading activity by the Compliance Officer.

Certification of Compliance
You may be asked periodically to certify your compliance with the terms and provisions of this policy.